Valmont's First Quarter Net Earnings Increase 8%

     Highlights:

     o    Irrigation Segment sales rise 16%.

     o    International sales growth in Irrigation and Pole segments.

     o    Pole Segment sales decline 9% due to weaker utility markets.

     o    Net earnings increase 8%.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), the leading global manufacturer of poles, towers, structures and coating services for infrastructure, and mechanized irrigation equipment for agriculture, reported first quarter 2003 net earnings of $7.3 million, or 30 cents per diluted share, versus first quarter 2002 net earnings of $6.8 million, or 28 cents per diluted share. Sales for the first quarter were $207.3 million compared with $208.7 million for the same period of 2002.

First Quarter 2003 Review:

     "An improvement in Irrigation Segment sales offset weaker sales in the utility and wireless communication markets," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "Most of our international businesses performed better than last year, which helped balance some of the impact of a weak U.S. economy. Compared to the first quarter of 2002, when we shipped a large utility order in response to winter storm damage, this year's slower utility and wireless communication markets resulted in deleverage in our North American pole plants. Profitability in our Wireless Communication Segment also suffered as a result of significantly lower volumes. For the Company, the 8% increase in net earnings reflected lower interest expense and the $0.5 million impairment charge taken in the first quarter of 2002."

First Quarter Summary - Infrastructure Markets:

     Poles Segment sales of $80.9 million represented a 9.0% decline from 2002 levels. Lower sales of utility products in North America accounted for the decrease. In addition to a general slowdown in the utility market, 2002 sales included a large utility order to replace poles damaged by winter storms. Operating income fell by 26.9% to $5.4 million due to lower volumes and pricing pressure. Due to the economic slowdown and high utility debt levels, North American utilities and independent power producers have delayed capital projects and expansions. Valmont believes the long-term outlook remains favorable, as power generating capacity is expected to grow over time to sustain economic growth around the world. Needed upgrades and expansions to the electrical transmission grid should also support future growth.

     Sales of lighting and traffic products showed solid growth as highway safety and efficient traffic control have driven strong demand. The Company continues to benefit from federal highway spending. Lighting sales in Europe improved as Valmont strengthened its market position. In China, lighting and utility product sales were level with last year. Valmont's joint venture in Mexico has been negatively affected by the lack of export opportunities to the U.S. utility market.

     Sales of $11.0 million in the Wireless Communication Segment were 35.6% below last year's levels as wireless communication markets weakened even further. An operating loss of $3.2 million for the quarter resulted from very competitive pricing pressure and lower volumes. The Wireless Communication Division has a great set of talents and assets in place that are under-utilized due to the collapse of the telecommunication market. To better utilize these assets, the Company plans to combine the Communication Division and the Pole Division into a new segment: Engineered Support Structures. This will bring together outstanding engineering skills, marketing talent and flexible manufacturing operations, while lowering costs. The combined organization should allow Valmont to pursue a wider range of support structures and enter new markets in a more efficient manner.

     In China, wireless communication product sales and profits were lower. The structures market in China has slowed as China's telecommunication carriers reduced spending on new sites.

     In the Coatings Segment, sales of $27.2 million were 1.4% lower than last year. Continued weakness in the U.S. economy has adversely impacted industrial demand for Valmont's coating services. Operating profits fell 27.2% to $1.6 million. The decrease in profitability resulted from a less favorable sales mix and lower volumes with continuing fixed costs at the galvanizing facilities.

First Quarter Summary-Agricultural Markets:

     In the Irrigation Segment, first quarter sales increased 15.6% to $75.6 million. Operating income of $10.0 million was 37.3% higher than last year.
Profitability rose due to increased volumes, improved pricing and operating efficiencies. Key factors leading to stronger demand for irrigation equipment in North America were the drought in 2002, low interest rates, improvement in some farm crop prices and certain support programs of the U.S. farm bill.

     International sales and profits rose as Valmont continues to benefit from its strategic manufacturing presence in key agricultural markets around the world. The market in Brazil was strong due to higher crop prices and supportive government farm policies and programs. Markets were also strong in South Africa and Australia where continued dry conditions and higher crop prices led to increased sales. Turmoil in the Middle East slowed sales in that region.

     Tubing Segment sales of $16.5 million were 18.6% higher than in 2002. Sales rose due to new product introductions and higher internal volumes. A 3.5% increase in operating income to $1.6 million reflected the sales mix impact of higher internal volumes.

Second Quarter Outlook:

     Commenting on the outlook for the second quarter, Mr. Bay said, "We expect second quarter consolidated sales and earnings comparisons to be unfavorable, as we do not anticipate strength in lighting and traffic sales to offset lower wireless communication and utility sales. At this time, unless the economy recovers, we anticipate lower sales for the year and earnings per share flat to slightly lower. We will continue to pursue growth opportunities and reduce costs. We will use our strong market positions and commitment to customer service to attract new customers. Even though some of the markets we participate in are in down cycles, we are able to generate strong cash flows."

     An audio discussion of Valmont's first quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 8:00 a.m. April 22, 2003 CDT, by pointing browsers to: http://www.valmont.com/investor_relations/call.shtml. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 7501763 beginning April 22, 2003 at 10:00 a.m. CDT through 12:00 p.m. CDT on April 29, 2003.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statements. The Company is under no obligation to (and expressly disclaims such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                   VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                         First Quarter
                                                        13 Weeks Ended
                                                  --------------------------
                                                    29-Mar-03    30-Mar-02
                                                  --------------------------

Net sales                                         $207,294      $ 208,648
Cost of sales                                      154,441        153,415
                                                   --------       -------
     Gross profit                                   52,853         55,233
Selling, general and administrative expenses        37,802         39,313
                                                    -------        ------
     Operating income                               15,051         15,920
                                                    -------        ------
Other income (deductions)
     Interest expense                               (2,685)        (3,199)
     Interest income                                   234            335
     Miscellaneous                                     (38)          (306)
                                                       ----          -----
                                                    (2,489)        (3,170)
       Earnings before income taxes, minority
       interest, equity in earnings(losses) of
       nonconsolidated subsidiaries and change
       in accounting principle                      12,562         12,750
Income tax expense                                   4,648          4,723
                                                     ------         -----
       Earnings before minority interest, equity in
       earnings (losses) of nonconsolidated
       subsidiaries and change in accounting
       principle                                     7,914          8,027
Minority interest (after tax)                         (271)            20
Loss in nonconsolidated subsidiaries                  (350)          (778)
Cumulative effect of change in accounting principle     -            (500)
                                                        --           -----
       Net earnings                                $ 7,293        $ 6,769
                                                   ========       =======

Average shares outstanding (000's) - Basic          23,878         24,033
                                                    =======        ======
Earnings per share - Basic                          $ 0.31         $ 0.28
                                                    =======        ======

Average shares outstanding (000's) - Diluted        24,388         24,344
                                                    =======        ======
Earnings per share - Diluted                        $ 0.30         $ 0.28
                                                    =======        ======

Cash dividends per share                           $ 0.075       $ 0.065
                                                   ========       =======

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                                     First Quarter
                                                    13 Weeks Ended
                                               -------------------------
                                                 29-Mar-03    30-Mar-02
                                               -------------------------

Net sales
     Poles                                        $ 80,885     $ 88,882
     Wireless Communication                         10,995       17,056
     Coatings                                       27,162       27,549
                                                    -------      ------
        Infrastructure products                    119,042      133,487

     Irrigation                                     75,569       65,360
     Tubing                                         16,461       13,878
                                                    -------      ------
        Agriculture products                        92,030       79,238

     Other                                           4,616        4,108
     Less: Intersegment sales                       (8,394)      (8,185)
                                                    -------      -------
          Total                                   $207,294    $ 208,648
                                                  =========   =========

Operating Income (Loss)
     Poles                                           5,388        7,374
     Wireless Communication                         (3,173)      (2,361)
     Coatings                                        1,633        2,244
                                                     ------       -----
        Infrastructure products                      3,848        7,257

     Irrigation                                     10,009        7,290
     Tubing                                          1,616        1,562
                                                     ------       -----
        Agriculture products                        11,625        8,852

     Other                                            (422)        (189)
                                                      -----        -----
          Total                                   $ 15,051     $ 15,920
                                                  =========    ========

Valmont has five reportable segments organized on a worldwide product basis.

     Poles: This segment consists of the manufacture of engineered metal structures for the lighting, traffic and utility industries.

     Wireless Communication: This segment consists of the manufacture of towers, poles and components for the wireless telephone industry.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of tubular products.

     In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                                             29-Mar-03               30-Mar-02
                                                             -----------             -----------
ASSETS
Current assets:
     Cash and cash equivalents                                 $ 23,330                $ 19,006
     Accounts receivable, net                                   131,997                 130,876
     Inventories                                                121,117                 113,881
     Prepaid expenses                                             5,560                   5,107
     Refundable and deferred income taxes                        11,719                  11,536
                                                                 -------                 ------
          Total current assets                                  293,723                 280,406
Property, plant and equipment, net                              190,531                 205,276
Goodwill and other assets                                        88,905                  93,417
                                                                 -------                 ------
                                                              $ 573,159               $ 579,099
                                                              ==========              =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current installments of long-term debt                    $ 10,790                $ 11,074
     Notes payable to banks                                      21,806                  15,886
     Accounts payable                                            52,616                  59,576
     Accrued expenses                                            51,170                  57,180
     Dividend payable                                             1,792                   1,592
                                                                  ------                  -----
          Total current liabilities                             138,174                 145,308
Long-term debt, excluding current installments                  145,530                 174,494
Other long-term liabilities                                      41,464                  35,698
Shareholders' equity                                            247,991                 223,599
                                                                --------                -------
                                                              $ 573,159               $ 579,099
                                                              ==========              =========